Exhibit 3.2

Certificate of Amendment to

Certificate of Incorporation

of

Oncobiologics, Inc.

Oncobiologics, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

ONE:  The name of the Company is Oncobiologics, Inc. The date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware is October 22, 2015.

TWO: The first paragraph of Article IV of the Certificate of Incorporation of this Company is hereby amended and restated to read as follows:

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 50,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). Effective immediately upon the filing of this Certificate of Amendment to Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each three and forty-five hundredths (3.45) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Common Stock of the Company (the “Reverse Stock Split”). For any remaining fractions of a share, the Company shall, in lieu of issuing fractional shares, pay cash to such holder equal to the product of such fractions multiplied by the fair market value of one share of Common Stock (after giving effect to the Reverse Stock Split) as determined by the Company’s Board of Directors.

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THREE: This Certificate of Amendment to Certificate of Incorporation as set forth in the foregoing, was approved and duly adopted by this Company’s Board of Directors in accordance with the provisions of Section 242 of the DGCL and was duly adopted by written consent of stockholders in accordance with Section 228 of the DGCL.

[Signature Page Follows]

In Witness Whereof, Oncobiologics, Inc. has caused this Certificate of Amendment to Certificate of Incorporation to be signed by its President and Chief Executive Officer this 26th day of April, 2016.

/s/ Pankaj Mohan
Pankaj Mohan, Ph.D. President and Chief Executive Officer